Exhibit 99.1

LaBranche & Co Inc.
Larry Prendergast
Executive Vice President of Finance
Harvey S. Traison
Senior Vice President & Chief Financial Officer
(212) 425-1144

FD Morgen-Walke

Investors: Michael Polyviou
Media: Scot Hoffman
(212) 850-5600

LABRANCHE & CO. PROVIDES ANTICIPATED THIRD QUARTER
RESULTS; COMMENTS ON NYSE INVESTIGATION

NEW YORK, Oct 1, 2003 /PRNewswire-FirstCall/ — LaBranche & Co Inc. (NYSE: LAB), parent of one of the leading Specialist firms on the New York Stock Exchange, announced today that diluted earnings per share for the third quarter of 2003 will likely be in a range of $0.03 to $0.05 per share versus consensus analyst estimates of $0.17 per share.

LaBranche said the continued depressed equity trading environment impacted the quarter, which was characterized by low market volatility and a reduced need for LaBranche to trade as principal. LaBranche’s principal trading volume for the third quarter was approximately $176 billion versus $247 billion in the third quarter 2002 and $188 billion in the second quarter 2003. Principal trading at LaBranche LLC amounted to approximately $40 million in the third quarter, yielding a realization rate of 2.3 basis points. LaBranche also said principal trading revenues for September 2003 were the lowest for any month since October 1999. While the equity markets have shown some signs of improvement, such as the recent pick-up in the IPO activity, secondary trading on the NYSE remains subdued.

LaBranche discussed the NYSE investigation of Specialist trading practices as it relates to LaBranche. Recent media reports indicate that there is confusion about the scale of the investigation. After conferring with the NYSE, LaBranche estimates the activity under review would amount to a very small fraction of its trading revenues, substantially less than one percent. LaBranche said that it believes this would be the case for any period being reviewed to date by the NYSE and covers trading in all LaBranche Specialist stocks. While LaBranche takes every transaction seriously, it believes that the activity under review is statistically insignificant relative to its trading volumes. LaBranche also believes that the distraction caused by the investigation is disproportionate to its scope and looks forward to its resolution.

Commenting on market structure generally, LaBranche expressed its belief that, notwithstanding recent events at the NYSE, Specialists will continue to add value to the auction market. Specialists will need to keep trading costs low and market quality high in an evolving marketplace.

LaBranche will report final results for the third quarter before the open of the market on Tuesday, October 21, 2003.

Founded in 1924, LaBranche is a leading Specialist firm. The Company is the Specialist for more than 650 companies, nine of which are in the Dow Jones Industrial Average, 30 of which are in the S&P 100 Index and 103 of which are in the S&P 500 Index. In addition, LaBranche acts as the Specialist in over 200 options.

Certain statements contained in this release, including without limitation, statements containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such forward-looking statements are not guarantees of future performance, and since such statements involve risks and uncertainties, the actual results and performance of LaBranche and the industry may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. LaBranche also disclaims any obligation to update its view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this release.

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